                                                                   EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the use of our report on Manor Care, Inc. dated June 27, 1997 (except for the Distribution as discussed in the footnotes entitled "Principles of Consolidation" and "Transactions between Manor Care Realty and ManorCare Health Services" which are dated September 14, 1997) and our report on Community Hospital of Mesquite, Inc. dated February 27, 1998 included in or made a part of this registration statement, and to all references to our Firm included in this registration statement.

ARTHUR ANDERSEN, LLP

Washington, DC,

March 16, 1998